united states

securities and exchange commission

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Synthesis Energy Systems, Inc.

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Explanatory Note

This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on May 7, 2013 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal third quarter ended March 31, 2013 and provide an update on corporate developments.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS

“Synthesis Energy Systems, Inc. Third Quarter Conference 2013 Conference Call”

05/07/2013 08:30 AM Eastern Time

Robert Rigdon

Kevin Kelly

Matthew Haines

OPERATOR:	Good Morning, and welcome to the “Synthesis Energy Systems Inc. Third Quarter Conference Call.” All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.”

After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your touchtone phone. To withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Mr. Matthew Haines, managing director of MBS Value Partners. Please go ahead, sir.

MATTHEW HAINES:	Thank you, Denise. Good morning, and thank you everyone for joining Synthesis Energy Systems Earnings Conference call. Today management will discuss financial results for the company’s third quarter of fiscal 2013, ended March 31, 2013, and provide an update on corporate developments. Following management’s prepared remarks, we will open the line for questions.

Before we begin, I would like to remind you that during this call management will be making forward-looking statements within the meaning of 27A of the Securities Act of 1933, as amended, and Section 21E of the Security Exchange Act of 1934, as amended. All statements other than statement of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

Please note that in connection with the proposed ZJX China Energy transaction, SES has filed a preliminary proxy statement and intends to file a definitive proxy statement with the SEC, and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with this transaction.

You may obtain the preliminary proxy statement, and when available, the definitive proxy statement for free by visiting EDGAR on the SEC website at www.SEC.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decisions, because that document will contain important information. Please refer to the company’s annual report on form 10K for the year ended June 30th, 2012, for further discussion on risk factors. SES’s 10K and other SEC filings are available on the Security and Exchange Commission’s website at www.SEC.gov, or on the company’s website at www.SynthesisEnergy.com.

And now I’d like to turn the call over to Robert Rigdon, president and CEO. Robert.

ROBERT RIGDON:	Good morning and welcome to our third quarter fiscal 2013 financial results call. With me on the call today is Kevin Kelly, our chief accounting officer.

I’m pleased to report today that the company continues to progress well, and we are gaining traction and momentum on our initiatives. Our team remains keenly focused on our top priorities and objectives that are intended to grow the company’s near-term revenue, earnings, and operating cash flows while building our longer-term prospects.

Before going any further, Kevin will review our fiscal third quarter financials, after which I will cover our recent progress in more depth and answer any questions. Kevin.

KEVIN KELLY:	Thank you, Robert. Total revenue for the quarter ended March 31st, 2013, was $303,000, versus $100,000 for the quarter ended March 31st, 2012, and was all related to technology licensing and related services. As expected, our technology-related revenues increased as the work is performed on previously-announced agreements to provide customers with products feasibility studies. These studies totaled $850,000 of revenue to the company, of which, about $500,000 has not yet been recognized.

The company’s operating loss for the quarter was $5.1 million, versus $4.8 million for the third quarter of fiscal 2012. The increase in the operating loss was due primarily to an increase in stock-based compensation expenses resulting from warrants and shares of common stock issued to Crystal Vision Energy, which we refer to as CVE, as part of their consulting agreement with us, and to a sale of stock in warrants to CVE during the quarter. These costs were offset, in part, by a reduction in G&A expenses, due to higher than normal consulting-related costs in the third quarter of fiscal 2012.

The net loss attributable to stockholders for the quarter was $5.4 million, or $0.09 per share, compared to a loss of $5.4 million, or $0.11 per share, for the third quarter of fiscal 2012. We continue to keep the ZZ plant idle while we work diligently to negotiate a new commercial arrangement with Xuecheng Energy for integrated syngas to methanol production. As of March 31st, 2013, the company had $18.5 million in cash and working capital of $11.7 million. And now I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay. Thanks, Kevin. This last quarter has been a very busy one. We’ve been focused on moving our business in China forward through China-centered fundraising activities and the development of specific China M&A opportunities. Globally, we are advancing the development of potentially powerful market-based business verticals, in which we believe that we can rapidly deploy our technology, equipment, and services via a capital-light approach. We are achieving all of this while we are deep into starting up our Yima Joint Venture Plant and potentially nearing an agreement that will enable the restart of our ZZ Joint Venture Plant.

Now let me update you on China. We continue to have a significant focus on financing activities in China, with the intent to capitalize our SES China business platform and provide the necessary financial runway to continue to develop our business there, as well a potentially finance the acquisition of strategic operating assets that could generate near-term earnings. As we make progress on these financing activities, we are evaluating asset acquisition targets, some of which we have access to through Hongye and Crystal Vision Energy.

As I mentioned last quarter, these targets include assets such as methanol fuel-blending facilities, compressed natural gas fuel operations, and operating coal mines that would give SES a unique advantage in deploying our technology in China. Our firm goal is to generate near-term earnings via our operations, business vertical developments, technology sales, and potential acquisitions such that we would cover our operating expenses and continue to grow meaningful income for the company. As a result of these financing activities, we have identified some strategic parties that have expressed interest in potentially helping us grow our SES China business, and we are currently evaluating these options. We are considering a full range of financing options in order to create the most value in the context of the increasing interest that we are seeing in our technology.

Now let me move on to our Yima plant. Over the past quarter, we have seen the JV plant continue to make progress on its ramp up toward achieving commercial operations. The JV has now operated all three of the SES gasifier systems at various ranges of through-put and pressure. The JV has also operated one of the gasifier systems at full coal-feeding capacity. A significant amount of the JV’s focus is now on completing commissioning of the downstream units which prepare the syngas for methanol production, as well as the continued commissioning of the methanol production unit itself. Also, the JV is continuing to tune and refine the operation of the support systems for the plant, such as boiler operations for steam, utilities and control systems, and oxygen generation for gasification.

We anticipate that during this next quarter we will continue to see increased operation of the SES gasifier systems at greater through-put and longer run times. More stable operation in the support systems of the JV continues to tune and refine these systems, resulting in increasing production of methanol.

The annual capacity of the JV is 300,000 tons per year of methanol, and the JV is targeting producing and selling about 210,000 tons of methanol for 2013, which would equate to about $90 million in gross JV revenues and between $130 million and $150 million in gross JV revenues in calendar 2014, when operating at full capacity for the entire year.

The Yima Coal Chemical Company controls 75% of the JV, and SES owns 25%. As a result of favorable coal pricing expected to be provided by Yima to the plant, and good management by the Yima/JV team, we believe that the plant has the potential to deliver attractive operating margins. Lastly, I always like to remind people that the long-term plans for this project site continue to be adding new methanol equivalent capacity on the order of about 900,000 tons per year. This would bring the total site capacity to about 1.2 million tons per year of refined methanol over the next three to five years.

We expect Yima to start the development of the next phases once this first phase is fully operational and commercial. The Yima Joint Venture plan continues to be a driver for our future business opportunities, and as a result, we continue to see increasing interest on a global basis in our technology, equipment, and services offering.

Moving on to the ZZ Joint Venture, we are encouraged at the meaningful progress we made this past quarter we made with Weijiao and Xuecheng Energy towards a revised commercial structure for our ZZ plant, which could enable us to restart the plant later this year.

At this point in time, we believe that we are close to having agreement on all the definitive terms for a restructured deal. I want to be clear that although I’m very encouraged and hopeful with the recent progress, this is not done until it’s done, so to speak, and the agreements are executed. We cannot give specific guidance on the details of the revised terms as of yet since it’s not 100% completed, but I will say that, absent major set back in the negotiation, we may be able to return the plant to operation later this year and with a much improved financial outlook. Our team has also started the necessary planning process to prepare for the restart of the plant. All in all, we are very encouraged at this latest progress.

Now I’d like to mention some new business developments in China. First, you may have seen our announcement in April where a Hainan Province-based company named Henghe has selected our technology for a large-scale, roughly 10 billion renminbi, or $1.6 billion U.S. dollars, SNG project in Jiangxi Province, China.

SNG stands for Synthetic Natural gas, or methane produced from synthesis gas that can be sold directly into the natural gas pipeline system. Henghe intends to move quickly to develop this project, which will be designed to utilize our technology, equipment, and services to convert low-quality coal and coalmining wastes into two billion normal cubic meters of SNG per year.

Our agreement with Henghe allows for us to work together exclusively for this project over the next 12 months to complete the necessary commercial agreements. This project is expected to be built in multiple phases, and when fully built out, the project is expected to utilize on the order of 15 to 20 of our SES gasifier systems. We anticipate initially supplying a technology license and then supplying all the proprietary equipment for each SES gasifier system and engineering services as well for the plant design, and technical services for long-term operations. In addition, we may provide some project development services to Henghe.

Now this great opportunity comes to us because of our unique capability to economically and cleanly process the low-quality coal and coal wastes at this site into a high-value product like SNG. The project has the potential to produce very attractive financial results due to the low cost of the coal and the location of the project near pipelines with access to the large Chinese market for natural gas. Also, I should add that Henghe is contemplating other similar projects in China, which may produce more opportunities for SES. Henghe has a focus on developing clean energy projects for China, such as SNG and power, which can be economic, while providing environmental benefits for the country.

Now let me discuss our progress outside of China. I mentioned on our last call that we were making good progress advancing the development of our capital-light business verticals, including one for small-scale power generation. Since then, we have made great progress, and we were very happy to have announced in early April that we agreed with GE to jointly evaluate and market a small-scale power generation plant, combining SES’s gasification technology with GE’s aeroderivative gas turbines. Together with GE, we will focus on regions of the world, where the conversion of low-cost feed stock sources, such as lignite and coal wastes into synthesis gas fuel via our technology, can provide advantages over conventional gas turbine fuels, such as natural gas and fuel oil.

Over the past year, we have worked with GE to conduct a preliminary evaluation of this application. What this entails is the pairing of our gasification technology for conversion of inexpensive ultra-low quality coals, coal wastes, and other cost-competitive fuels into syngas, for use as a fuel for GE’s fuel flexible LM2500 aeroderivative gas turbines, which will be turning generators for the production of electricity. Aeroderivative gas turbines are essentially jet engine technologies that are applied in land and marine services. GE’s LM2500 turbines can produce reliable and cost efficient power for small-scale projects in the 50 to 100 megawatt range. The GE turbines are well-proven machines that are ideally suited for utilizing the syngas from our advance fluidized bed gasification technology as their input fuel.

Together with GE, we are now in the process of completing the market evaluation and seeking our initial customers. Our intent is to package and modularize our syngas technology and equipment at a scale that fits the GE equipment package. In basic terms, SES would be supplying the fuel generation skid for the GE power generation skid. We plan to potentially source our equipment package offering from China or other parts of Asia.

We are at the beginning stage of our power generation business vertical, and we are excited to be working with a company as innovative as GE in providing products that meet growing demands. We believe the potential market for this vertical is significant. The U.S. Energy Information Administration 2012 data predicts power generation growth from coal-derived syngas fuel over the next four years to be almost eight gigawatts of electricity. Now I look forward to providing you more updates as we make progress on this initiative.

In addition to this power vertical, we are also developing two additional and promising business vertical opportunities; one, for integrating our technology with DRI steel-making technology for a coal-to-steel solution; and the other for evaluating green chemicals, which are projects that can make methanol and derivatives from refuse-dried fuels via our technology.

As reported previously, we have entered into two paid technology integration studies, totaling $850,000, for assessing our technology integrated into these two applications. Both of these studies are now well advanced and, we believe, have produced very positive results thus far. In the case of DRI Steel, we have exceeded even our most optimistic predictions of the integrated outcome. The early results indicate a very cost effective and highly efficient integration. We are demonstrating that our technology can offer a compelling economic solution for both DRI Steel production and for green chemicals. The work thus far has led our partners to see the large value proposition that our advanced gasification technology brings to these industries.

Our goal for these two business verticals is similar to what we are doing in the power segment and consists of strategic partnering to provide a complete technology and equipment package offering. We are optimistic that the final results of these studies will pave the way for performing these important partnerships.

Lastly, we have entered into a marketing and engineering agreement with Simon India Limited to exclusively market SES’s gasification technology for projects in India. Simon, a wholly own subsidiary of Zuari Global, provides engineering procurement and construction services for projects in India. As part of the agreement, we will work with Simon to market our technology in India, where our advanced technology is extremely well suited for the high ash coals that make up more than 80% of the domestically available coal there.

In addition, Simon will assist us in performing technology-related engineering work for our gasification projects in India that we are awarded. We believe this is a solid approach to keeping our technology actively and locally marketed in India, which we believe is destined to become a large user of coal gasification technology and is a market for which we are uniquely well suited, while our approach to deploying our technology via market-based business verticals, in partnership with industry leaders and well capitalized development sponsors, is a powerful strategy for creating value from our technology. This is a capital-light approach, which we believe can generate attractive margins for our company through providing our technology differentiated equipment and services in multiple market segments globally, with a potential to build a meaningful orders backlog over time. We believe that all of our hard work and investment to date is now enabling these potentially valuable developments to be within our reach.

Let me summarize now by saying that we are encouraged by the increasing traction in momentum that we are building. We are continuing to deal with our challenges effectively. We are making good progress on our ongoing projects, and we are advancing towards building new valuable and potentially large business vertical ventures. We are excited about our medium- and long-term prospects but also remain focused on the near-term goals of delivering revenues and earnings from our China and market vertical business. I look forward to reporting on all of these developments on our next call, if not before. So with that, I’d like to go ahead and open up the call for questions. Denise.

OPERATOR:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If your question has been answered and you would like to withdraw from the queue, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

And once again, it is “*” then “1” to ask a question. And at this time I’m showing no questions in the queue. I would like to turn the call back over to Mr. Rigdon for his closing remarks.

ROBERT RIGDON:	Okay, thank you, Denise, and thank you everyone who has tied into the call this morning. With there being no further questions, we will go ahead and end the call.

OPERATOR:	Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect your lines.